EXHIBIT 99



  AMZ            AMERICAN                         FOR MORE INFORMATION CONTACT:
 LISTED      MEDICAL SECURITY
  NYSE     RX FOR GOOD HEALTH(R)                  GARY GUENGERICH
                                                  Executive Vice-President & CFO
              P.O. Box 19032                      (920)661-2486
         Green Bay, WI 54307-9032
                                                  MIKE LAVIN
                                                  Investor Relations
------------------------------------------        (920)661-2354
                   NEWS
                  RELEASE                         CLIFF BOWERS
                                                  Corporate Communications
------------------------------------------        (920)661-2766

           FOR IMMEDIATE RELEASE



                          AMS WILL STRENGTHEN RESERVES;
                       TEMPERS 1999 EARNINGS EXPECTATIONS


     GREEN BAY, Wis. -- MAY 24, 1999 -- American Medical Security Group, Inc. (NYSE:AMZ) said today that it plans to take an after-tax charge in the second quarter of up to $6 million or $0.36 per share to strengthen its medical claims reserves relating primarily to its Florida business and certain segments of its older blocks of business.
     The reserve strengthening is the result of an adverse medical loss ratio trend which the company identified in the second quarter of 1999.
     As a result of this charge and the adverse trend, the company expects its medical loss ratio for 1999 to be slightly higher than the 76.7% reported for 1998. Consequently, earnings per share for 1999 are expected to be below current consensus analyst estimates.
     AMS cited two  factors  as  significantly  contributing  to the loss  ratio trend:
o Results from the company's turnaround strategy for its Florida business are developing more slowly than anticipated.
o The loss ratio on certain segments of older blocks of business is being affected by higher than anticipated claims utilization.
     These affected segments represent 14% of medical membership, as of March 31, 1999, and 17% of the company's medical premiums for the first quarter 1999.
     "We are clearly disappointed with this turn of events," said Sam Miller, AMS Chairman, President & Chief Executive Officer. "However, we have full confidence in the corrective action plans we have put in place."
     According to Gary Guengerich, Executive Vice President and Chief Financial Officer, "The medical loss ratio trend was obscured by delays in the processing of AMS' claims brought on by a large claims backlog that was transferred to the company when it acquired the CNA block of business during the first quarter of 1999."
      According to the company, its medical business, excluding the under-performing segments, is meeting profit expectations. Its dental and group life businesses are also performing up to expectations.
     Because of the company's strong balance sheet, as evidenced by AMS' tangible book value of $9.13 per share (as of March 31, 1999), the charge will have a negligible effect on its financial strength, the company said.
      American Medical Security Group, through its operating divisions, markets health care benefits and insurance products to small businesses, families and individuals. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers. It provides and administers health care benefits for 662,126 medical members (as of March 31, 1999). The company's internet address is WWW.AMSCHOICES.COM.

                                   # # # # #

CAUTIONARY STATEMENT: The statements contained in this press release which are not historical facts are forward-looking statements subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that may cause actual results or events to differ materially from those contemplated by such forward looking statements, include, among others, the effects of health care reform or other legislation; the Company's ability to predict rising health care costs and adequately price its products; changes in membership utilization and risk; government regulations, including changes in insurance, health care and other regulatory conditions; delays in regulatory approvals, and regulatory action resulting from market conduct activity and general administrative compliance with state and federal laws; general business conditions, including competitive practices and demand for the Company's products; development of and changes in claims reserves; rating agency policies and practices; general economic conditions, including the effect of changes in interest rates on the Company's investment portfolio; unforeseen costs or consequences of Year 2000 issues; and other factors that may be referred to in American Medical Security Group, Inc.'s reports filed with the Securities & Exchange Commission from time to time.


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